PEABODY ENERGY News Release

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Vic Svec

+1 (314) 342-7768

FOR IMMEDIATE RELEASE
March 30, 2010

PEABODY ENERGY SUBMITS PROPOSAL FOR MACARTHUR COAL

ST. LOUIS, March 30 – Peabody Energy (NYSE: BTU) today confirmed that it has submitted a non-binding indicative proposal to Macarthur Coal Limited (ASX: MCC).

Macarthur is a leading Australian-based producer of low-volatile PCl metallurgical coal. The company controls 145 million tons of reserves and 1.3 billion tons of resources. It has current production capacity of more than 5 million tons per year, with growth potential from mines in development.

Under Peabody’s proposal, Macarthur shareholders would receive a cash price of A$13 per share, representing a total equity value of A$3.3 billion (US$3.0 billion).

This price represents a 34 percent premium to the price of Macarthur shares to be issued to Noble Group as part of the previously announced transactions with Gloucester and Noble. It is also above the top end of the recent Independent Expert’s valuation, which included significant value attributable to Macarthur’s growth assets.

Under Peabody’s proposal Macarthur’s three largest shareholders would be offered the alternative of retaining their existing interest in Macarthur. The proposal contemplates a scheme of arrangement being put by Macarthur to its shareholders for approval, which would result in Macarthur being privatized and operated and controlled by Peabody.

Peabody’s proposal is conditional upon Macarthur’s current offer to acquire Gloucester Coal and the associated Noble transactions not proceeding, and any transaction will be subject to regulatory approvals and other customary conditions.

Peabody believes that there is a strong strategic rationale for a combination of Macarthur’s operating assets and project pipeline with Peabody’s growing Australian platform of metallurgical and thermal coal production.

Peabody believes that its proposal can deliver a superior outcome for all Macarthur shareholders and is disappointed with the Macarthur board’s initial reaction.  Peabody remains open to engaging with the Macarthur board to progress its proposal. Peabody has initiated discussions with Macarthur’s three largest shareholders and those discussions are continuing.

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PEABODY ENERGY SUBMITS PROPOSAL FOR MACARTHUR COAL – PAGE 2

Background

On 22 December, 2009 Macarthur announced an offer to acquire all of the issued shares of Gloucester Coal Limited, an ASX listed company.

Noble is the largest shareholder of Gloucester, holding 87.7% of Gloucester shares. Noble has stated that if it accepts the Gloucester offer, it will receive Macarthur shares and not cash. On 29 January, 2010, Macarthur also announced that it has entered into other conditional agreements with Noble. Under all of these transactions, Noble would acquire up to 24.6 percent of Macarthur and become its largest shareholder.

A meeting of Macarthur shareholders has been convened for 12 April, 2010 for Macarthur shareholders to consider the issue of Macarthur shares to Noble.

Macarthur commissioned an Independent Expert’s Report to opine on the proposed issue of Macarthur shares to Noble. The Independent Expert’s Report dated 26 February 2010 stated that the issue of Macarthur shares to Noble is not fair, but is reasonable, and concluded a value range for 100 percent of Macarthur from A$9.84 to A$12.49 per share.

Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2009 sales of 244 million tons and $6 billion in revenues. Its coal products fuel 10 percent of all U.S. electricity generation and 2 percent of worldwide electricity.

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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect results include those described in this press release as well as risks detailed in the company’s reports filed with the Securities and Exchange Commission.